First Supplemental Indenture dated as of April 11, 2001 (this "First Supplemental Indenture"), by and between Telex Communications, Inc., a Delaware corporation (the "Company"), and Bank One, N.A., a national banking association duly organized and existing under the laws of the United States of America, as trustee (the "Trustee").

                                   Witnesseth:
                                   ----------

Whereas, the Company and the Trustee are parties to the Indenture dated as of March 24, 1997 between EV International, Inc. (the Company's prior name) and The Bank of New York (as original trustee), with Bank One Trust Company as successor Trustee, under which $100 million in aggregate principal amount of the Company's 11% Senior Subordinated Notes Due 2007 (CUSIP No. 269263AC3) (the "Securities") are issued and outstanding (the original aforementioned Indenture as amended and supplemented being herein referred to as the "Indenture");

Whereas, in accordance with Section 9.2 of the Indenture, the Company has received the written consent of Holders of a majority in principal amount of the Securities outstanding as of the date hereof to certain amendments to the Indenture, and in accordance therewith, the parties desire to amend the Indenture as herein provided; and

Whereas, all conditions precedent and requirements necessary to make this First Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized.

Now therefore, in consideration of the premises and intending to be legally bound hereby, it is agreed, for the equal and proportionate benefit of all holders of the Securities, as follows:

                                    Article I
                                   Amendments
                                   ----------

Section 1.01. Section 4.3(b) of the Indenture is hereby amended by:

(a) striking the language "and" at the end of clause (xvi) of Section 4.3(b) of the Indenture;

(b) striking the "." at the end of clause (xvii) of Section 4.3(b) of the Indenture and substituting in lieu thereof the language "; and"; and

(c) adding the following new clause (xviii) following clause (xvii) of Section 4.3(b) of the Indenture:

         "(xviii) Indebtedness of the Company in an aggregate principal amount outstanding from time to time not to exceed $20 million, plus any increase in the amount of such Indebtedness resulting from any accrual, compounding or payment-in-kind of interest under such Indebtedness which is not paid currently in cash or which is added to the principal amount of such Indebtedness, including without limitation any refunding, restructuring, replacement, substitution, renewal or modification of such Indebtedness."

Section 1.02. Section 4.14 of the Indenture is hereby amended by adding the following language at the end of the first sentence of Section 4.14 of the Indenture and before the ".":

     "; however, Indebtedness Incurred pursuant to the provisions of clause (xviii) of Section 4.3(b) may be Senior Indebtedness (including without limitation for purposes of Article 10), notwithstanding that such Indebtedness is subordinated in right of payment to other Senior
     Indebtedness, and such Indebtedness need not be designated as Senior Subordinated Indebtedness"

Section 1.1 of the Indenture is hereby amended also by adding the foregoing language at the end of clause (4) of the definition of "Senior Indebtedness".

                                   Article II
                                  Miscellaneous
                                  -------------

Section 2.01. The Trustee accepts the modification of the Indenture effected by this First Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representation and shall have no responsibility as to the validity and sufficiency of this First Supplemental Indenture or the proper authorization or the due execution hereof by the Company.

Section 2.02. If and to the extent that any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision included in this First Supplemental Indenture, or in the Indenture, which is required to be included in this First Supplemental Indenture or the Indenture by any of the provisions of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939, as amended, such required provision shall control.

Section 2.03. Except as expressly amended by this First Supplemental Indenture and Section 2.02 hereof, the Indenture is in all respects ratified and confirmed by the parties hereto and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 2.04. Nothing in this First Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this First Supplemental Indenture.

Section 2.05. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Indenture.

Section 2.06. This First Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York.

Section 2.07. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.


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


Section 2.08. This First Supplemental Indenture shall become effective as of the date hereof.

                                      * * *

In witness whereof, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

Telex Communications, Inc.              Bank One, N.A.,
                                        as Trustee



By:                                     By:
   ----------------------------------       ------------------------------------
   Richard Pearson                          Jeffrey A. Ayres
   Vice President and Chief Financial       Director, Fiduciary Workout Services
   Officer


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